Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark’s Triple T Joint Venture and Georgia-Pacific Amend Wood Supply Agreement

ATLANTA – June 24, 2020 – CatchMark Timber Trust, Inc. (NYSE: CTT) announced today that its Triple T joint venture has amended its wood supply agreement with Georgia-Pacific WFS LLC (Georgia-Pacific) intended to achieve market-based pricing on timber sales. CatchMark invests in 1.1 million acres of prime East Texas timberlands through Triple T and acts as the general partner of the venture on behalf of a consortium of institutional investors.

Under the amended supply agreement, Triple T also will be able to increase reimbursement for extended haul distances, sell timber to other third parties, and expand its ability to sell large timberland parcels to third party buyers. The supply agreement between Triple T and Georgia-Pacific has also been extended by two years from 2029 to 2031, with optimized harvest volume obligations to enhance and preserve long-term asset value. For these amendments to the agreement, Triple T paid Georgia-Pacific $145 million.

CatchMark Chief Executive Officer Brian Davis said: “We expect this agreement with Georgia-Pacific to result in increased returns for all Triple T investors, including CatchMark, over the life of the joint venture. We expect these amendments to increase cash flows from timber sales at market-based prices based on customary pricing mechanisms, improve the value and marketability of the property for the long-term, and significantly enhance Triple T’s ability to make opportunistic timberland sales as well as recapitalize our investment.”

“Georgia-Pacific Building Products appreciates the partnership we have with Triple T,” said Tim Chatlos, a spokesperson for Georgia-Pacific. “This agreement creates value for both our companies and allows us to continue our partnership into the future.”

John Rasor, President of Triple T, said: “Georgia-Pacific has been and continues to be integral to the success of Triple T and we appreciate how they worked with us to achieve this mutually beneficial agreement.”

Rasor added: “Our operations can now realize the full potential of Triple T’s premier timberland holdings to optimize future cash flow and value. In particular, a rapidly improving inventory profile will result in enhanced harvest opportunities now with greater revenue growth.”

In connection with the Georgia-Pacific agreement, CatchMark also reported making an amendment to the Triple T joint venture agreement with its institutional partners to increase its asset management fee for the next two years, reflecting the impact of the Georgia-Pacific payment on the timberland investment. This amendment is immediately CAD accretive to CatchMark.

In July 2018, CatchMark invested $200 million in forming Triple T, which acquired the East Texas timberlands, subject to the Georgia-Pacific supply agreement, for approximately $1.39 billion. Its Triple T partners include BTG Pactual Timberland Investment Group, Highland Capital Management, Medley Management Inc., and British Columbia Investment Management Corporation.

The Triple T joint venture made the acquisition, intending to amend the Georgia-Pacific supply agreement and maximize asset value. The timberlands feature a rapidly improving inventory profile and above-average site index. The original transaction has met all operating benchmarks to date.

Perella Weinberg Partners LP advised Triple T in the transaction.

About CatchMark Timber Trust, Inc.

CatchMark (NYSE: CTT) seeks to deliver consistent and growing per share cash flow from disciplined acquisitions and superior management of prime timberlands located in high demand U.S. mill markets. Concentrating on maximizing cash flows throughout business cycles, the company strategically harvests its high-quality timberlands to produce durable revenue growth and takes advantage of proximate mill markets, which provide a reliable outlet for merchantable inventory. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in 1.5 million acres* of timberlands located in Alabama, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.

* As of March 31, 2020

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this press release include, but are not limited to, statements about the ability to achieve market-based pricing and the intended effect of other contract amendments, the potential to achieve increased returns for all Triple T investors, improved value, marketability and cash flows from the property, the ability to make opportunistic timberland sales to recapitalize the investment, CAD accretion and improvements in inventory profile. Risks and uncertainties that could cause our actual results to differ from these forward-looking statements include, but are not limited to, that (i) Triple T may not generate the harvest volumes from its timberlands that we currently anticipate; (ii) the demand for Triple T’s timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where the timberlands are located, including as a result of the COVID-19 pandemic and the measures taken as a response thereto; (iii) a downturn in the real estate market, including decreases in demand and valuations, may adversely impact Triple T’s ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices could decline, which would negatively impact Triple T’s revenues; (v) Triple T may not be able to make large dispositions of timberland at prices that are attractive to us or at all; (vi) Triple T may not be able to access external sources of capital at attractive rates or at all; (ix) potential increases in interest rates could have a negative impact on Triple T’s business; (vii) we may not be successful in effectively managing the Triple T joint venture and the anticipated benefits of the joint venture may not be realized, including that our asset management fee could be deferred or decreased, we may not earn an incentive-based promote and our investment in the joint venture may lose value; and (ix) the factors described in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts

Investors:	Media:
Ursula Godoy-Arbelaez	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com

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